Exhibit 99.1
MARKETAXESS REPORTS RECORD REVENUE AND TRADING VOLUME
FOR THE FIRST QUARTER 2007
First Quarter Financial and Operating Highlights*
•	Diluted earnings per share of $0.07.

•	Net income of $2.5 million, up 125.6%.

•	Record revenues of $23.8 million, up 16.8% on record quarterly U.S. and European high-grade corporate bond commissions.

•	Total expenses up 1.9%.

•	Pre-tax income of $4.5 million, up 219.4%.

•	Pre-tax margin of 18.8%.

•	Record overall trading volume of $104.4 billion, up 23.6%.

•	U.S. high-grade trading volume an estimated 9.4% of the National Association of Securities Dealers (NASD) high-grade Trade Reporting and Compliance Engine (TRACE) trading volume, up from an estimated 7.6%.

*	All comparisons versus first quarter 2006.
NEW YORK, May 2, 2007 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed income securities, today announced results for the first quarter ended March 31, 2007.
Total revenues for the first quarter of 2007 increased 16.8% to a record $23.8 million, compared to $20.3 million in the first quarter of 2006. Pre-tax income for the first quarter of 2007 was $4.5 million, an increase of 219.4% compared to $1.4 million in the first quarter of 2006. Net income in the first quarter of 2007 totaled $2.5 million, or $0.07 per share on a diluted basis, an increase of 125.6% compared to $1.1 million, or $0.03 per share on a diluted basis, in the first quarter of 2006.
Pre-tax margin in the first quarter of 2007 was 18.8%, compared to 6.9% in the first quarter of 2006.
Richard M. McVey, chairman and chief executive officer of MarketAxess, commented, “The earnings momentum that we experienced in the second half of 2006 carried through to the first quarter of 2007 with record quarterly volume and revenue generation. These strong results, driven by improving market volumes, market share gains and continued expense discipline, expanded our pre-tax margin to 18.8%, reflecting the strong operating leverage in our business.”
Mr. McVey continued, “In the first quarter of 2007, our estimated share of the U.S. high-grade market was 9.4%, which included a record estimated market share of 11.0% in March 2007. As we move through the second quarter and the remainder of 2007, we will continue to focus on increased share gains in our core markets and a growing revenue contribution from our newer product sectors.”

First Quarter Results
Total revenues for the first quarter of 2007 increased 16.8% to a record $23.8 million, compared to $20.3 million in the first quarter of 2006. U.S. high-grade corporate bond commissions increased 24.1% to a record $13.7 million in the first quarter of 2007, compared to $11.0 million in the first quarter of 2006. European high-grade corporate bond commissions totaled a record $4.8 million in the first quarter of 2007, an increase of 9.6% compared to $4.3 million in the first quarter of 2006. Other commissions increased 6.4% in the first quarter of 2007 to a record $2.3 million, compared to $2.1 million in the first quarter of 2006. Other revenue, which consists of information and user access fees, license fees, investment income and other revenue, increased 7.7% to $3.1 million in the first quarter of 2007, compared to $2.9 million in the first quarter of 2006.
Total expenses for the first quarter of 2007 increased 1.9% to $19.3 million, compared to $18.9 million in the first quarter of 2006. Employee compensation and benefits expense increased 11.9% to $11.5 million, compared to $10.3 million in the first quarter of 2006. The increase in employee compensation and benefits was partially offset by a 28.0% decrease in professional and consulting expenses to $1.8 million, compared to $2.6 million in the first quarter of 2006.
Pre-tax income in the first quarter of 2007 was $4.5 million, an increase of 219.4% compared to $1.4 million in the first quarter of 2006. Pre-tax margin was 18.8% in the first quarter of 2007, compared to 6.9% in the first quarter of 2006.
The effective tax rate for the first quarter of 2007 was 45.2%, compared to 22.4% for the first quarter of 2006.
Net income for the first quarter of 2007 was $2.5 million, or $0.07 per diluted share, an increase of 125.6% compared to $1.1 million, or $0.03 per diluted share, in the first quarter of 2006. Net income in the first quarter of 2007 reflects a small adjustment to the anticipated income tax rate for future periods, resulting in a reduction of the deferred tax asset balance and a corresponding increase in the tax provision in the current period. As a result of this adjustment, the effective tax rate for the three months ended March 31, 2007 was 45.2%. The Company will benefit from a slightly lower tax rate in future periods. Excluding the impact of this unfavorable adjustment, first quarter 2007 net income would have been $2.7 million, or $0.08 per share. Net income in the first quarter of 2006 included a favorable adjustment of $0.2 million to the deferred tax liability.
Headcount as of March 31, 2007 was 171, compared to 189 as of March 31, 2006.
Trading Volume
For the first quarter of 2007, total trading volume increased 23.6% to a record $104.4 billion, compared to $84.5 billion in the first quarter of 2006. U.S. high-grade trading volume was a record $60.8 billion in the first quarter of 2007, a 32.4% increase compared to first quarter 2006 volume of $45.9 billion. U.S. high-grade volume as a percentage of TRACE trading volume increased to an estimated 9.4% in the first quarter of 2007, up from an estimated 7.6% in the first quarter of 2006. Total TRACE volume in the first quarter of 2007 increased 7.8% to $649.3 billion, compared to $602.3 billion in the first quarter of 2006. Total U.S. high-grade trading volume for the first quarter of 2007 includes single-dealer inquiries of $4.9 billion. European high-grade trading volumes in the first quarter of 2007 increased 18.2% to a record $28.3 billion, compared to $24.0 billion in the first quarter of 2006. Other trading volumes increased 4.8% to a record $15.3 billion, compared to $14.6 billion in the first quarter of 2006.
Balance Sheet Data
As of March 31, 2007, total assets were $192.8 million, which included $112.7 million in cash, cash equivalents and securities, and a deferred tax asset of $44.0 million. Total assets as of December 31, 2006 were $204.3 million and included $131.0 million in cash, cash equivalents and securities and a deferred tax asset of $38.9 million. The decline in cash, cash equivalents and securities in the first quarter of 2007 reflects share repurchases of $18.5 million during the quarter. Total stockholders’ equity as of March 31, 2007 was $178.8 million and book value per common share was $5.18, based on 34.5 million diluted shares outstanding.
Share Repurchases
In November 2006, the Board of Directors approved a $40 million share repurchase program. During the first quarter of 2007, the Company repurchased 1.4 million shares of its outstanding common stock at an average price of $13.22 per share, for a total expenditure of $18.5 million. A total of $18.8 million remains in the current repurchase program as of March 31, 2007.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 10:00 a.m. Eastern time. To access the conference call, please dial 866-700-5192 (U.S.) or 617-213-8833 (international). The passcode for all callers is 92864511. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 98942935. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 675 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Calyon, Citigroup Global Markets, Credit Suisse, Deutsche Bank Securities, Dresdner Bank, DZ Bank, FTN Financial, Goldman Sachs, HSBC, ING Financial Markets, JP Morgan, Jefferies and Company, Lehman Brothers, Merrill Lynch, Morgan Stanley, RBC Capital Markets, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our broker-dealer clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Sharron Silvers
Gavin Anderson & Co.
+1-212-515-1931

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended
	March 31
	2007	2006
	($ in thousands, except per share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$13,682	$11,029
European high-grade	4,754	4,338
Other	2,257	2,120

Total commissions	20,693	17,487
Information and user access fees	1,354	1,359
License fees	239	281
Investment income	1,222	962
Other	257	251

Total revenues	23,765	20,340

Expenses
Employee compensation and benefits	11,503	10,283
Depreciation and amortization	1,911	1,685
Technology and communications	1,763	2,052
Professional and consulting fees	1,836	2,551
Occupancy	749	830
Marketing and advertising	353	378
General and administrative	1,181	1,162

Total expenses	19,296	18,941

Income before income taxes	4,469	1,399
Provision for income taxes	2,019	313

Net income	$2,450	$1,086

Per Share Data:
Earnings per share:
Basic	$0.08	$0.04
Diluted	$0.07	$0.03

Weighted-average common shares:
Basic	30,813	29,814
Diluted	34,527	35,673

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	March 31, 2007	December 31, 2006
	($ in thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$68,291	$82,000
Securities available for sale	44,438	49,015
Deferred tax assets, net	43,954	38,901
All other assets	36,119	34,362

Total assets	$192,802	$204,278

Liabilities and Stockholders’ Equity

Total liabilities	$14,024	$18,993
Total stockholders’ equity	178,778	185,285

Total liabilities and stockholders’ equity	$192,802	$204,278

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended
	March 31
	2007	2006
	($ in millions)
	(unaudited)

U.S. high-grade — multi dealer [1]	$55,891	$40,603
U.S. high-grade — single dealer [2]	4,937	5,339
European high-grade	28,340	23,971
Other [3]	15,289	14,585

Total	$104,457	$84,498

	Average Daily Volume
	Three Months Ended
	March 31
	2007	2006
	($ in millions)
	(unaudited)

U.S. high-grade [1,2]	$981	$741
European high-grade	443	375
Other [3]	247	235

Total	$1,671	$1,351

Number of U.S. Trading Days [4]	62	62
Number of U.K. Trading Days [5]	64	64

[1]	Beginning with June 2006 monthly trading volumes, volumes from the Company’s DealerAxess® interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with current market practice, all DealerAxess® trading activity is conducted anonymously, and MarketAxess Corporation acts as riskless principal in all DealerAxess® transactions; accordingly, and consistent with NASD TRACE reporting standards, both sides of each DealerAxess® trade are included in the Company’s reported trading volumes.

[2]	Effective June 2005, the Company began reporting separately U.S. High-Grade single-dealer inquiries.

[3]	Effective September 2005, the Company began reporting credit default swaps trading volume in “Other” trading volume.

[4]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

[5]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.